Filed Pursuant to Rule 424(b)(2)

Registration No. 333-216286

Amendment dated September 22, 2017 to Amended and Restated Pricing Supplement dated August 23, 2017 (To Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes (Structured Notes)

$2,836,000 Notes Linked to Raymond James Technology Top Selections due August 27, 2018 (the “notes”)

This document (the “Amendment”) amends the amended and restated pricing supplement dated August 23, 2017 (the “Pricing Supplement”) to revise the CUSIP number on pages PRS-1 and PRS-5, respectively, of the Pricing Supplement as follows:

•                  The CUSIP number of the Notes is 136069VC2.

CUSIP:	136069VC2

Documentation

You should read this Amendment, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Additional Risk Factors” section beginning on page PRS-7 of the Pricing Supplement and the “Risk Factors” sections beginning on page S-1 of the Prospectus Supplement and page 1 of the Prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access these documents on the Securities and Exchange Commission (“SEC”) website www.sec.gov as follows (or if such address has changed, by reviewing the filing for the relevant date on the SEC website):

•                  Amended and Restated Pricing Supplement dated August 23, 2017 filed with the SEC on August 24, 2017: https://www.sec.gov/Archives/edgar/data/1045520/000110465917053408/a17-18708_35424b2.htm

•                  Prospectus Supplement dated March 28, 2017 and Prospectus dated March 28, 2017 filed with the SEC on March 28, 2017: https://www.sec.gov/Archives/edgar/data/1045520/000110465917019619/a17-8647_1424b3.htm

Canadian Imperial Bank of Commerce’s Central Index Key, or CIK, on the SEC website is 1045520.